Exhibit 21.1
Exhibit 21.1
Subsidiaries of the Registrant
CardPayment Solutions, LLC
CardSync Processing, Inc.
E-Commerce Exchange, Inc.
1st National Processing, Inc.
iPayment Acquisition Sub, LLC
iPayment of California, LLC
iPayment of Maine, Inc.
Online Data Corp.
PCS Acquisition Sub, LLC
Quad City Acquisition Sub, Inc.
TS Acquisition Sub, LLC
NPMG Acquisition Sub, LLC
iFunds Cash Solutions, LLC
Cambridge Acquisition Sub, LLC
MSC Acquisition Sub, LLC
iScan Solutions, LLC